Exhibit 99.3

Effects of A New Oral Testosterone Undecanoate (TLANDO) on Liver

Introduction: Oral methyltestosterone (MT) was approved for a testosterone replacement therapy (TRT) in males with a deficiency of endogenous testosterone. Due to its liver toxicity, the use of MT has been severely limited. Unlike MT, TLANDO is a lymphatically delivered oral TRT. TLANDO contains testosterone undecanoate and is administered as fixed dose oral product.

Objectives: To assess effects of TLANDO on liver in hypogonadal patients.

Methods: Assessment of liver health in long term treatment of TLANDO in hypogonadal men was conducted from two clinical studies: 1) a 52-week open-label, active controlled multi-center phase 3 study (N=315) where, serum liver enzymes were measured at each visit (7 visits through 52 weeks); and 2) a 16-week open-label multi-center phase 2 study (N=36), where, liver fat % was measured by the Magnetic Resonance Imaging-Proton Density Fat Fraction (MRI-PDFF) technique.

Results: Post 52-week treatment, no increase from baseline (BL) of liver enzymes for the overall population was observed. Subjects with elevated liver enzymes at BL had significant reductions: mean change of -16.5% ± 2.4% ALT, -16.6% ±1.3% AST, -10.2% ±2.2% ALP, and -7.4% ±2.9% GGT. Significant normalization rates in subjects with above-normal levels of liver enzymes were also observed: 52% for ALT and 31% for GGT. In a 16-week study, prevalence of liver fat ≥ 5% (NAFLD) was 66% in overall hypogonadal males and 80% in obese hypogonadal males. Post 16-week TLANDO treatment for subjects with BL liver fat ≥ 5% and ≥ 10% had liver fat reductions of 33% and 40%, respectively. High BMI at BL was associated with increased response, defined as liver fat reduction > 30%. The responder rates for liver fat ≥ 5% and ≥ 10% at BL were 71% and 75%, respectively. Additionally, 48% of pre-treatment NAFLD subjects experienced NAFLD resolution (disease free) with TLANDO.

Conclusions: Contrary to hepatotoxic experience with MT, these clinical results suggest that TLANDO (a lymphatically delivered oral testosterone) has no adverse effects on liver. It may be suitable for prolonged use as demonstrated by substantial reductions of elevated liver enzymes and meaningful reductions in abnormal accumulated liver fat.

Authors: Mahesh V. Patel, Nachiappan Chidambaram, Jonathan Baker, Kongnara Papangkorn, Kilyoung Kim, Mohit Khera, Martin Miner, Irwin Goldstein, Linda Vignozzi, Jed Kaminetsk and Anthony DelConte